EXHIBIT 99.2
[Habersham Bancorp Letterhead]
February 21, 2011
Dear Shareholder:
     It is with a deep sense of regret that your Board of Directors informs you that on Friday, February 18, 2011, our subsidiary bank, Habersham Bank, was closed by the Georgia Department of Banking and Finance, and the FDIC was appointed as receiver. In a virtually simultaneous transaction, SCBT National Association (“SCBT”) of Orangeburg, South Carolina, assumed the operations and all of the deposits and purchased essentially all of the assets of the Bank in a loss-share transaction facilitated by the FDIC. On Saturday, February 19, 2011, the offices of the Bank opened for business as branches of SCBT.
     Banks throughout the Southeast have been affected by what is generally described as the worst economic downturn in America since the Great Depression. When economic growth in our markets began to contract, many of our customers found themselves unable to meet the obligations on their loans, and alternative sources of collateral proved insufficient to make up the shortfall. The losses created by these situations used up so much of our capital that we fell below regulatory capital thresholds and were no longer permitted by regulators to operate independently.
     While we ultimately were unable to save the Bank in the face of unyielding market conditions, your Board of Directors worked tirelessly over the past two years on behalf of the Company and its shareholders and attempted every reasonable solution. In particular, over the last several months, the Board and management team had been working on an offering of common stock to residents of the State of Georgia in an effort to recapitalize the Bank. Our Board and management team also pursued other transactions, including mergers with other institutions and sales of the Bank’s assets. Despite our best efforts, the continuing depressed market conditions prevented us from completing these transactions.
     We are currently exploring methods of winding down our holding company operations. It is not expected that any distribution will be available to be made to our stockholders. As this process continues, we will again write to you to provide an update.
     The management team of the Bank has been working closely with the staff of SCBT to ensure that this transition goes as smoothly as possible for our customers. If you are a customer of the Bank, please contact your banker for assistance or for questions you may have.
     We can all be proud of the Bank’s record as an exemplary corporate citizen over its 107 year history. We remain very proud of the Bank’s contributions to our communities. Moreover, our employees gave their best efforts to maintain the Bank’s outstanding customer service in the face of difficult circumstances, and they have earned our gratitude for their dedication and hard work. We understand that many of our employees are to be retained by SCBT, and we are pleased for them and wish them the best in the future. On behalf of the Directors and employees of the Company and the Bank, we want to sincerely thank you for the confidence that you and the other shareholders placed in us and the loyalty and support that you demonstrated. We appreciate everyone’s support of, and participation in, all of our efforts throughout this endeavor.

Sincerely,
/s/ Gus Arrendale, III

Thomas A. “Gus” Arrendale, III, Chairman

/s/ David Stovall

David D. Stovall, President and CEO